Exhibit 99.1

Sanchez Energy Announces Planned Retirement of Its Chief Financial Officer and

Names Interim Co-Chief Financial Officer

Houston, Texas (March 9, 2015 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) today announced that Executive Vice President and Chief Financial Officer Michael G. Long (62), plans to retire effective April 30, 2015.  The company also announced that Gleeson Van Riet, Senior Vice President of Capital Markets and Investor Relations, has been named interim Co-Chief Financial Officer, effective immediately.

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented, “Mike joined Sanchez Oil & Gas in 2008 and during his tenure has contributed significantly to the formation, management and growth of Sanchez Energy since its IPO in 2011. Today the company is well positioned to continue its track record of success with strong liquidity, a solid capital structure and an asset base with an attractive and deep inventory. Mike has had a long and successful career dedicated to the energy industry, and we wish him and his family all the best as he plans this next phase of his life.”

Michael Long noted, “I am grateful for the opportunity that Sanchez Energy has afforded me to be a part of a very dynamic and growing enterprise.  Tony and the rest of the management team have built a top-notch organization with superb assets and a deep bench of highly qualified personnel.  I am very proud of all that the team at Sanchez Energy has accomplished, and I look forward to watching the company’s continued growth and success in the future.”

The company has retained Spencer Stuart to assist in the process of searching for a new Chief Financial Officer.  Mr. Long is expected to remain with the company until April 30 and transition his responsibilities to Gleeson Van Riet to ensure continuity while a thorough search to permanently fill this position is conducted.  The company also expects that Mr. Long will provide certain on-going post-retirement assistance as reasonably requested to assist in the transition of his responsibilities to Mr. Van Riet and his ultimate successor.  Mr. Van Riet, who joined Sanchez Oil & Gas in April 2013, has over 20 years of financing experience and previously served as an investment banker with Credit Suisse and Donaldson, Lufkin & Jenrette.  He will serve as Co-Chief Financial Officer until a replacement for Mr. Long is named.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where it has assembled approximately 226,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy, please visit our website:  www.sanchezenergycorp.com

Company contact:

Michael G. Long

Executive Vice President and Chief Financial Officer

Sanchez Energy Corporation

713-783-8000

Gleeson Van Riet

Senior Vice President, Capital Markets and Investor Relations, and Co-Chief Financial Officer

Sanchez Energy Corporation

713-783-8000